Exhibit 99.1
JLL Income Property Trust

Acquires Phoenix Area Industrial Facility

Chicago (July 31, 2025) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.5 billion in portfolio equity and debt investments, announced today the acquisition of Glendale Distribution Center, a Class A industrial warehouse facility in Glendale, AZ, for the purchase price of approximately $140 million.

Glendale Distribution Center totals 1 million square feet and is 100% leased and occupied by a single tenant, a leading global sportswear manufacturer and distributor with a strong credit profile. The lease’s term is over 10 years with annual rent escalations of 3.25%. The property was newly constructed in 2023 and equipped with state-of-the-art warehouse features such as 40’ clear heights, expansive truck courts, fast response fire protection, LED lighting, and above-market power capacity.

Furthermore, the property is located in a special Foreign Trade Zone, which allows the tenant to more efficiently manage its point of sales and inventory. The Phoenix area is ranked by CBRE as one of the largest growing markets in the United States1 and remains highly desirable for industrial tenants, with the market evolving into a booming hub for manufacturing.2 The property is conveniently located directly at an interchange off Loop 303 and is less than 10 miles from Interstate 10, aligning with JLL Income Property Trust’s focus on warehouse locations in proximity to essential transportation infrastructure.

“Glendale Distribution Center is strategically located in a thriving industrial area, making it an attractive investment for us,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Phoenix has become a popular location for company relocations as shifting trade policies have led to reshoring and nearshoring trends. We have seen the strong fundamentals of the industrial sector generate stable demand, particularly in areas near major distribution hubs. After some strategic dispositions last year, we have significant dry powder to make new investments. This opportunity aligns well with our strategy of acquiring high quality warehouse facilities located in our target industrial markets.”

Industrial real estate is one of JLL Income Property Trust’s highest conviction sectors. As of June 30, 2025, industrial investments comprised 33% of the total $6.5 billion portfolio, with $2 billion in assets across 58 industrial properties.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of core real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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1 cbre.com/insights/figures/phoenix-industrial-figures-q1-2025
2 kidder.com/market-reports/phoenix-industrial-market-report/

JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare, office and debt investments throughout the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $84.9 billion of assets in private and public real estate equity and debt investments as of Q1 2025. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com